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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911


Westfield Financial, Inc. Declares Dividend and Reports Results for the Quarter Ended March 31, 2007

Westfield, Massachusetts, April 25, 2007: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $2.0 million for the quarter ended March 31, 2007 compared to $1.3 million for the same period in 2006. This represents earnings of $0.07 per diluted share for the quarter ended March 31, 2007, compared to $0.04 per diluted share for the same period in 2006.

The increase in earnings was primarily the result of an increase in net interest income. Net interest income was $7.5 million for the three months ended March 31, 2007 and $5.8 million for the same period in 2006. The increase in net interest income was mainly due to a $154.6 million increase in average earning assets as a result of funds raised in the second step stock offering. The net interest margin, on a tax equivalent basis, was 3.34% for the three months ended March 31, 2007, compared to 3.14% for the same period in 2006.

Noninterest expense for the three months ended March 31, 2007 was $5.3 million, compared to $4.8 million for the same period in 2006. Salaries and benefits increased $315,000 as a result of hiring new employees and normal increases in expenses related to employee salaries and benefits. Occupancy expense increased $94,000 primarily due to expenses associated with three new automated teller machines and leasehold improvements.

Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On April 24, 2007, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on May 23, 2007, to all shareholders of record on May 9, 2007."

Balance Sheet Growth

Total assets increased $17.2 million to over $1.0 billion at March 31, 2007 from $996.8 million at December 31, 2006.

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Investment securities increased $76.9 million, to $485.9 million at March 31,
2007 from $409.0 million at December 31, 2006. Investment securities increased as Management invested the proceeds of the second step stock offering. Cash and cash equivalents decreased $61.7 million, to $92.8 million at March 31, 2007 from $154.5 million at December 31, 2006. The decrease in cash and cash equivalents is the result of using funds to purchase investment securities.

Net loans decreased by $8.7 million, to $376.4 million at March 31, 2007 from $385.1 million at December 31, 2006. Commercial real estate loans decreased $8.9 million, to $165.6 million at March 31, 2007 from $174.5 million at December 31, 2006. This was primarily due to a single commercial relationship that divested real estate holdings and paid off loans totaling $10.2 million. The decrease in commercial real estate loans was partially offset by a $1.6 million increase in commercial and industrial loans, which were $102.0 million at March 31, 2007.

Total deposits increased $561,000 to $628.0 million at March 31, 2007 from $627.4 million at December 31, 2006. Customer repurchase agreements were at $18.0 million at March 31, 2007 and $17.9 million at December 31, 2006. All of Westfield Bank's customer repurchase agreements at March 31, 2007 were held by commercial customers.

Stockholders' equity at March 31, 2007 and December 31, 2006 was $293.3 million and $289.4 million, respectively, which represented 28.9% of total assets as of March 31, 2007 and 29.0% of total assets as of December 31, 2006.

Credit Quality

Nonperforming loans were $1.1 million, or 0.28% of total loans, at March 31, 2007, compared to nonperforming loans of $1.0 million, or 0.26%, of total loans, at December 31, 2006.

The allowance for loan losses was $5.6 million at March 31, 2007 and $5.4 million at December 31, 2006. This represents 1.45% of total loans at March 31, 2007 and 1.39% of total loans at December 31, 2006. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 517% at March 31, 2007 and 529% at December 31, 2006.

James Hagan, President and COO, stated "Westfield Bank has emphasized high quality commercial credit and we are pleased with our loan quality. The Bank has not conducted any sub-prime residential lending programs." In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans.

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The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                     ($ in thousands, except per share data)
                                   (Unaudited)

                                                 Three Months Ended
                                                      March 31,

                                                2007             2006
                                                ----             ----

Interest and dividend income                $    12,844      $     9,928
Interest expense                                  5,323            4,150
                                            -----------      -----------

Net interest and dividend income                  7,521            5,778
Provision for loan losses                           100               75
                                            -----------      -----------

Net interest and dividend income after
 provision for loan losses                        7,421            5,703
Noninterest income                                  819              853
Noninterest expense                               5,306            4,794
                                            -----------      -----------

Income before income taxes                        2,934            1,762
Income taxes                                        913              449
                                            -----------      -----------
Net income                                  $     2,021      $     1,313
                                            ===========      ===========


Basic earnings per share (1)                $      0.07      $      0.04

Average shares outstanding (1)               30,103,285       30,618,337

Diluted earnings per share (1)              $      0.07      $      0.04

Diluted average shares outstanding (1)       30,683,318       31,083,846

Other Data:

Return on Average Assets (2)                      0.84%            0.66%

Return on Average Equity (2)                      2.81%            4.62%

Net Interest Margin (3)                           3.34%            3.14%

(1) Per share amounts related to periods prior to the date of completion of the conversion (January 3, 2007) have been restated to give retroactive recognition to the exchange ratio applied in the conversion.
(2)   Three month results have been annualized.
(3)   Net interest margin is calculated on a tax equivalent basis.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                     ($ in thousands, except per share data)
                                   (Unaudited)

                                                March 31       December 31
                                                  2007             2006
                                                  ----             ----

Total assets                                   $1,014,099        $996,829
Securities held to maturity                       278,792         240,392
Securities available for sale                     207,152         168,629
Stock in Federal Home Loan Bank of Boston           4,029           4,246
Loans                                             381,999         390,621
Allowance for loan losses                           5,553           5,437
                                               ----------        --------
Net loans                                         376,446         385,184

Total deposits                                    628,027         627,466

Federal home loan bank advances                    50,000          55,000

Customer repurchase agreements                     18,012          17,919

Stockholders' equity                              293,310         289,408

Book value per share                                 9.19            9.07

Other Data:

Nonperforming loans                            $    1,075        $  1,028

Nonperforming loans as a percentage
 of total assets                                    0.11%           0.10%

Nonperforming loans as a percentage
 of total loans                                     0.28%           0.26%

Allowance for loan losses as a percent
 of nonperforming loans                              517%            529%

Allowance for loan losses as a percentage
 of total loans                                     1.45%           1.39%

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